Exhibit 99.1

Media	Investors
Stephen Hagey	Christopher Oltmann
(805) 530-5817	(818) 264-4907

PennyMac Financial Services, Inc. Reports

First Quarter 2017 Results

Westlake Village, CA, May 4, 2017 – PennyMac Financial Services, Inc. (NYSE: PFSI) today reported net income of $54.4 million for the first quarter of 2017, on revenue of $204.5 million.  Net income attributable to PFSI common stockholders was $10.9 million, or $0.47 per diluted share.  Book value per share increased to $16.01, up from $15.49 at December 31, 2016.

First Quarter 2017 Highlights

•

Pretax income was $62.0 million, down 52 percent from the prior quarter and up 106 percent from the first quarter of 2016; the quarter-over-quarter decrease reflects lower production earnings, driven by a reduction in refinance volumes due to higher mortgage rates and a seasonally slow purchase market

•	Production segment pretax income was $47.5 million, down 49 percent from the prior quarter and down 31 percent from the first quarter of 2016

o	Total loan production activity of $14.9 billion in unpaid principal balance (UPB), down 32 percent from the prior quarter and up 37 percent from the first quarter of 2016

o	$13.9 billion in UPB of correspondent production, down 31 percent from the prior quarter and up 44 percent from the first quarter of 2016

o	$1.0 billion in UPB of consumer direct originations, down 49 percent from the prior quarter and down 14 percent from the first quarter of 2016

o

Interest rate lock commitments (IRLCs) on correspondent government and consumer direct loans totaled $11.1 billion, down 24 percent from the prior quarter and up 27 percent from the first quarter of 2016

•	Servicing segment pretax income was $13.4 million, compared with $35.1 million in the prior quarter and a pretax loss of $39.5 million in the first quarter of 2016

o	Servicing segment pretax income excluding valuation-related changes was $22.3 million, down 9 percent from the prior quarter and up 36 percent from the first quarter of 2016[1]

o	Servicing portfolio reached $202.9 billion in UPB, up 4 percent from December 31, 2016, and up 23 percent from March 31, 2016

•	Investment Management segment pretax income was $1.1 million, compared with $0.4 million in the prior quarter and $1.1 million in the first quarter of 2016

o	Net assets under management were $1.6 billion, up modestly from $1.5 billion at December 31, 2016 and down 4 percent from $1.6 billion at March 31, 2016

1     Excludes changes in the fair value of MSRs, the ESS liability, and gains/(losses) on hedging derivatives which were $12.7 million, $2.8 million, and $(22.2) million, respectively, and provision for credit losses on active loans of $2.2 million in the first quarter.

•	Issued $400 million in aggregate principal amount of 3-year term notes secured by Ginnie Mae mortgage servicing rights (MSRs) and excess servicing spread (ESS)

Notable activity after quarter end:

•	Acquired a bulk portfolio of Ginnie Mae MSRs with UPB of approximately $4.3 billion

“PennyMac Financial’s first quarter results reflect the combination of an abrupt rise in mortgage rates at the end of last year and the typical seasonal slowdown in origination volumes,” said President and Chief Executive Officer David Spector.  “With respect to mortgage rates, we have recently seen a decline in rates that is expected to improve the second quarter’s mortgage origination outlook.  As it pertains to seasonality, strong pending home sales bode well for home buying activity this spring and summer.  Looking beyond the next quarter, we continue to invest in PennyMac’s unique operating platform, which we believe will enable us to thrive in a variety of different market conditions.”

The following table presents the contribution of PennyMac Financial’s Production, Servicing and Investment Management segments to pretax income:

	Quarter ended March 31, 2017
	Mortgage Banking			Investment
	Production	Servicing	Total	Management	Total
	(in thousands)
Revenue
Net gains on mortgage loans held for sale at fair value	$62,837	$24,119	$86,956	$—	$86,956
Loan origination fees	25,574	—	25,574	—	25,574
Fulfillment fees from PMT	16,570	—	16,570	—	16,570
Net servicing fees	—	74,163	74,163	—	74,163
Management fees	—	—	—	5,374	5,374
Carried Interest from Investment Funds	—	—	—	(128)	(128)
Net interest income (expense):
Interest income	12,936	10,923	23,859	—	23,859
Interest expense	8,822	20,641	29,463	11	29,474
	4,114	(9,718)	(5,604)	(11)	(5,615)
Other	945	471	1,416	163	1,579
Total net revenue	110,040	89,035	199,075	5,398	204,473
Expenses	62,536	75,619	138,155	4,286	142,441
Pretax income	$47,504	$13,416	$60,920	$1,112	$62,032

Production Segment

Production includes the correspondent acquisition of newly originated government-insured mortgage loans for PennyMac Financial’s own account, fulfillment services on behalf of PennyMac Mortgage Investment Trust (NYSE: PMT) and consumer direct lending.

PennyMac Financial’s loan production activity totaled $14.9 billion in UPB, of which $10.3 billion in UPB was for its own account, and $4.6 billion was fee-based fulfillment activity for PMT.  IRLCs on correspondent government and consumer direct loans totaled $11.1 billion in UPB.

Production segment pretax income was $47.5 million, a decrease of 49 percent from the prior quarter and a decrease of 31 percent from the first quarter of 2016.  Production revenue totaled $110.0 million, a decrease of 37 percent from the prior quarter and a decrease of 6 percent from the first quarter of 2016.  The quarter-over-quarter decrease primarily resulted from a 39 percent quarter-over-quarter decrease in net gains on mortgage loans held for sale, reflecting lower lock volumes and margins in both the correspondent and consumer direct channels.

The components of net gains on mortgage loans held for sale are detailed in the following table:

	Quarter ended
	March 31,	December 31,	March 31,
	2017	2016	2016
	(in thousands)
Receipt of MSRs in loan sale transactions	$132,143	$190,735	$95,373
Mortgage servicing rights recapture payable to PennyMac Mortgage Investment Trust	(1,695)	(2,535)	(1,952)
Provision for representations and warranties, net	(530)	(845)	(2,082)
Cash investment (1)	(57,574)	29,038	(51,140)
Fair value changes of pipeline, inventory and hedges	14,612	(88,461)	51,325
Net gains on mortgage loans held for sale	$86,956	$127,932	$91,524

Net gains on mortgage loans held for sale by segment:
Production	$62,837	$103,413	$78,214
Servicing	$24,119	$24,519	$13,310

(1)	Net of cash hedge expense

PennyMac Financial performs fulfillment services for conventional conforming and jumbo loans acquired by PMT in its correspondent production business.  These services include, but are not limited to: marketing; relationship management; the approval of correspondent sellers and the ongoing monitoring of their performance; reviewing loan data, documentation and appraisals to assess loan quality and risk; pricing; hedging and activities related to the subsequent sale and securitization of loans in the secondary mortgage markets for PMT.  Fees earned from fulfillment of correspondent loans on behalf of PMT totaled $16.6 million in the first quarter, down 39 percent from $27.2 million in the prior quarter and up 28 percent from $12.9 million in the first quarter of 2016.  The quarter-over-quarter decline in fulfillment fee revenue was driven by a decrease in acquisition volumes by PMT.  The weighted average fulfillment fee rate was 36 basis points, unchanged from the prior quarter.

Production segment expenses were $62.5 million, a 23 percent decrease from the prior quarter and a 28 percent increase from the first quarter of 2016.

Servicing Segment

Servicing includes income from owned MSRs, in addition to subservicing and special servicing activities.  Servicing segment pretax income was $13.4 million compared with $35.1 million in the prior quarter and a pretax loss of $39.5 million in the first quarter of 2016.  Servicing segment revenues totaled $89.0 million, an 18 percent decrease from the prior quarter and a 6 percent decrease from the first quarter of 2016.  The quarter-over-quarter decrease was primarily due to a decrease in net loan servicing fees.

Net loan servicing fees totaled $74.2 million and included $129.3 million in servicing fees reduced by $48.5 million of amortization and realization of MSR cash flows.  Amortization and realization of MSR cash flows decreased 3 percent from the prior quarter, driven by reduced projected prepayment activity.  Net loan servicing fees also included $12.7 million in MSR fair value gains and recovery of impairment for MSRs carried at lower of amortized cost or fair value, primarily reflecting expectations for lower prepayment activity in the future and improvements in the delinquency profile.  In addition, net loan servicing fees included $22.2 million in hedging losses and a gain of $2.8 million due to the change in fair value of the ESS liability.

The following table presents a breakdown of net loan servicing fees:

	Quarter ended
	March 31,	December 31,	March 31,
	2017	2016	2016
	(in thousands)
Servicing fees (1)	$129,315	$127,483	$114,933
Effect of MSRs:
Amortization and realization of cash flows (2)	(48,460)	(50,204)	(46,675)
Change in fair value and provision for/recovery of impairment of MSRs carried at lower of amortized cost or fair value	12,701	151,599	(128,908)
Change in fair value of excess servicing spread financing	2,773	(17,061)	19,449
Hedging (losses) gains	(22,166)	(116,289)	58,720
Total amortization, impairment and change in fair value of MSRs	(55,152)	(31,955)	(97,414)
Net loan servicing fees	$74,163	$95,528	$17,519

(1)	Includes contractually-specified servicing fees
(2)	Includes realization of cash flows from the mortgage servicing liability which was previously included in change in fair value of MSRs. Prior periods have been adjusted accordingly.

Servicing segment revenue also included $24.1 million in net gains on mortgage loans held for sale from the securitization of reperforming government-insured and guaranteed loans, compared with $24.5 million in the prior quarter and $13.3 million in the first quarter of 2016.  These loans were previously purchased out of Ginnie Mae securitizations (EBOs) and brought back to performing status through PennyMac Financial’s successful servicing efforts, primarily with the use of loan modifications.

Servicing segment expenses totaled $75.6 million, a 4 percent increase from the prior quarter and a 28 percent increase from the first quarter of 2016.  The quarter-over-quarter increase was in line with growth of the servicing portfolio, primarily driven by increased allocation of compensation expense to the segment and higher technology costs.  Interest expense also increased as a result of the term note issuance, which generated proceeds to support revenue growth opportunities, including MSR acquisitions and EBO transactions.  The increased interest expense was partially offset by $4 million of interest income from EBO loans.

The total servicing portfolio reached $202.9 billion in UPB at March 31, 2017, an increase of 4 percent from the prior quarter end and 23 percent year-over-year.  Of the total servicing portfolio, prime servicing was $200.6 billion in UPB and special servicing was $2.3 billion in UPB.  PennyMac Financial subservices and conducts special servicing for $63.5 billion in UPB, an increase of 4 percent from December 31, 2016.  PennyMac Financial’s owned MSR portfolio grew to $135.3 billion in UPB, an increase of 5 percent from the prior quarter end.

The table below details PennyMac Financial’s servicing portfolio UPB:

	Quarter Ended
	March 31,	December 31,	March 31,
	2017	2016	2016
	(in thousands)
Loans serviced at period end:
Prime servicing:
Owned
Mortgage servicing rights
Originated	$97,505,384	$89,516,155	$64,485,308
Acquisitions	37,843,903	39,660,951	48,351,570
	135,349,287	129,177,106	112,836,878
Mortgage servicing liabilities	1,900,493	2,074,896	926,756
Mortgage loans held for sale	2,180,760	2,101,283	1,561,006
	139,430,540	133,353,285	115,324,640
Subserviced for Advised Entities	61,144,328	58,327,748	45,940,082
Total prime servicing	200,574,868	191,681,033	161,264,722
Special servicing:
Subserviced for Advised Entities	2,308,468	2,558,969	3,641,873
Total special servicing	2,308,468	2,558,969	3,641,873
Total loans serviced	$202,883,336	$194,240,002	$164,906,595

Mortgage loans serviced:
Owned
Mortgage servicing rights	$135,349,287	$129,177,106	$112,836,878
Mortgage servicing liabilities	1,900,493	2,074,896	926,756
Mortgage loans held for sale	2,180,760	2,101,283	1,561,006
	139,430,540	133,353,285	115,324,640
Subserviced	63,452,796	60,886,717	49,581,955
Total mortgage loans serviced	$202,883,336	$194,240,002	$164,906,595

Investment Management Segment

PennyMac Financial manages PMT and two private Investment Funds for which it earns base management fees and may earn incentive compensation.  Net assets under management were $1.6 billion as of March 31, 2017, up modestly from $1.5 billion at December 31, 2016, and down 4 percent from $1.6 billion at March 31, 2016.

Pretax income for the Investment Management segment was $1.1 million compared with $0.4 million in the prior quarter and $1.1 million in the first quarter of 2016.  Management fees, which include base management fees from PMT and the private Investment Funds, as well as any earned incentive fees from PMT, decreased 4 percent from the prior quarter and 9 percent from the first quarter of 2016.

The following table presents a breakdown of management fees and carried interest:

	Quarter ended
	March 31,	December 31,	March 31,
	2017	2016	2016
	(in thousands)
Management fees:
Penny Mac Mortgage Investment Trust
Base	$5,008	$5,081	$5,352
Performance incentive	—	—	—
	5,008	5,081	5,352
Investment Funds	366	502	560
Total management fees	5,374	5,583	5,912
Carried Interest	(128)	36	593
Total management fees and Carried Interest	$5,246	$5,619	$6,505

Net assets of Advised Entities:
Penny Mac Mortgage Investment Trust	$1,458,590	$1,351,114	$1,414,503
Investment Funds	97,551	197,550	207,706
	$1,556,141	$1,548,664	$1,622,209

Investment Management segment expenses totaled $4.3 million, a 19 percent decrease from the prior quarter and the first quarter of 2016, driven by a refinement in the methodology for allocating expenses across segments.

Consolidated Expenses

Total expenses for the first quarter were $142.4 million, an 11 percent decrease from the prior quarter and a 26 percent increase from the first quarter of 2016.  The quarter-over-quarter decrease in total expenses was largely due to a $9.3 million decrease in compensation expense attributable to lower incentive-based compensation accruals and reduced headcount to align with the current production market, in addition to lower loan origination expense resulting from the decline in loan production volumes.

“The current environment reflects our view coming into the first quarter that the mortgage market is transitioning from a period of historically elevated margins to a period of more normal margins,” concluded Executive Chairman Stanford L. Kurland.  “We have consistently demonstrated an ability to operate through market volatility of various kinds and continue to invest in initiatives that we believe will drive long-term growth for our company.  These include our consumer direct production channel, non-delegated correspondent, the future launch of our wholesale mortgage origination platform and the completion of our structure to expand financing for our largest asset, our Ginnie Mae mortgage servicing rights.  We are confident that such investments and innovations will help ensure our company’s long-term financial and operational success.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.ir.pennymacfinancial.com beginning at 1:30 p.m. (Pacific Daylight Time) on Thursday, May 4, 2017.

About PennyMac Financial Services, Inc.

PennyMac Financial Services, Inc. is a specialty financial services firm with a comprehensive mortgage platform and integrated business focused on the production and servicing of U.S. mortgage loans and the management of investments related to the U.S. mortgage market.  PennyMac Financial Services, Inc. trades on the New York Stock Exchange under the symbol “PFSI.”  Additional information about PennyMac Financial Services, Inc. is available at www.ir.pennymacfinancial.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: the continually changing federal, state and local laws and regulations applicable to the highly regulated industry in which we operate; lawsuits or governmental actions that may result from any noncompliance with the laws and regulations applicable to our businesses; the mortgage lending and servicing-related regulations promulgated by the Consumer Financial Protection Bureau and its enforcement of these regulations; our dependence on U.S. government‑sponsored entities and changes in their current roles or their guarantees or guidelines; changes to government mortgage modification programs; the licensing and operational requirements of states and other jurisdictions applicable to the Company’s businesses, to which our bank competitors are not subject; foreclosure delays and changes in foreclosure practices; certain banking regulations that may limit our business activities; our dependence on the multifamily and commercial real estate sectors for future originations of commercial mortgage loans and other commercial real estate related loans; changes in macroeconomic and U.S. real estate market conditions; difficulties inherent in growing loan production volume; difficulties inherent in adjusting the size of our operations to reflect changes in business levels; purchase opportunities for mortgage servicing rights and our success in winning bids; changes in prevailing interest rates; increases in loan delinquencies and defaults; our reliance on PennyMac Mortgage Investment Trust (NYSE: PMT) as a significant source of financing for, and revenue related to, our mortgage banking business; any required additional capital and liquidity to support business growth that may not be available on acceptable terms, if at all; our obligation to indemnify third‑party purchasers or repurchase loans if loans that we originate, acquire, service or assist in the fulfillment of, fail to meet certain criteria or characteristics or under other circumstances; our obligation to indemnify PMT and the Investment Funds if its services fail to meet certain criteria or characteristics or under other circumstances; decreases in the returns on the assets that we select and manage for our clients, and our resulting management and incentive fees; the extensive amount of regulation applicable to our investment management segment; conflicts of interest in allocating our services and investment opportunities among us and our advised entities; the effect of public opinion on our reputation; our recent growth; our ability to effectively identify, manage, monitor and mitigate financial risks; our initiation of new business activities or expansion of existing business activities; our ability to detect misconduct and fraud; and our ability to mitigate cybersecurity risks and cyber incidents.  You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	December 31,	March 31,
	2017	2016	2016
	(in thousands, except share amounts)
ASSETS
Cash	$72,767	$99,367	$116,560
Short-term investments at fair value	116,334	85,964	28,264
Mortgage loans held for sale at fair value	2,277,751	2,172,815	1,653,963
Derivative assets	82,001	82,905	90,054
Servicing advances, net	317,513	348,306	284,140
Carried Interest due from Investment Funds	70,778	70,906	70,519
Investment in Penny Mac Mortgage Investment Trust at fair value	1,331	1,228	1,023
Mortgage servicing rights	1,725,061	1,627,672	1,337,082
Real estate acquired in settlement of loans	1,014	1,418	2,320
Furniture, fixtures, equipment and building improvements, net	31,568	31,321	23,855
Capitalized software, net	15,453	11,205	4,323
Note receivable from Penny Mac Mortgage Investment Trust	150,000	150,000	150,000
Receivable from Investment Funds	998	1,219	1,119
Receivable from Penny Mac Mortgage Investment Trust	20,756	16,416	17,647
Deferred tax asset	—	—	14,637
Loans eligible for repurchase	318,378	382,268	139,009
Other	49,674	50,892	46,748
Total assets	$5,251,377	$5,133,902	$3,981,263

LIABILITIES
Assets sold under agreements to repurchase	$2,034,808	$1,735,114	$1,658,578
Mortgage loan participation and sale agreements	241,638	671,426	246,636
Notes payable	436,725	150,942	127,693
Obligations under capital lease	31,178	23,424	12,070
Excess servicing spread financing payable to Penny Mac Mortgage Investment Trust at fair value	277,484	288,669	321,976
Derivative liabilities	15,873	22,362	9,915
Mortgage servicing liabilities at fair value	15,994	15,192	6,747
Accounts payable and accrued expenses	108,489	134,611	87,005
Payable to Investment Funds	18,356	20,393	28,843
Payable to Penny Mac Mortgage Investment Trust	164,743	170,036	153,094
Payable to exchanged Private National Mortgage Acceptance Company, LLC unitholders under tax receivable agreement	78,712	75,954	74,275
Income taxes payable	31,968	25,088	—
Liability for loans eligible for repurchase	318,378	382,268	139,009
Liability for losses under representations and warranties	19,436	19,067	22,209
Total liabilities	3,793,782	3,734,546	2,888,050

STOCKHOLDERS' EQUITY
Class A common stock—authorized 200,000,000 shares of $0.0001 par value; issued and outstanding, 22,917,545, 22,426,779 and 22,047,491 shares, respectively	2	2	2
Class B common stock—authorized 1,000 shares of $0.0001 par value; issued and outstanding, 49, 49 and 50 shares, respectively	—	—	—
Additional paid-in capital	191,514	182,772	174,005
Retained earnings	175,428	164,549	103,645
Total stockholders' equity attributable to Penny Mac Financial Services, Inc. common stockholders	366,944	347,323	277,652
Non controlling interests in Private National Mortgage Acceptance Company, LLC	1,090,651	1,052,033	815,561
Total stockholders' equity	1,457,595	1,399,356	1,093,213
Total liabilities and stockholders’ equity	$5,251,377	$5,133,902	$3,981,263

PENNYMAC FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter ended
	March 31,	December 31,	March 31,
	2017	2016	2016
	(in thousands, except earnings per share)
Revenue
Net gains on mortgage loans held for sale at fair value	$86,956	$127,932	$91,524
Mortgage loan origination fees	25,574	39,572	22,434
Fulfillment fees from Penny Mac Mortgage Investment Trust	16,570	27,164	12,935
Net mortgage loan servicing fees:
Mortgage loan servicing fees
From non-affiliates	106,467	102,671	91,327
From Penny Mac Mortgage Investment Trust	10,486	11,696	11,453
From Investment Funds	496	389	701
Ancillary and other fees	11,866	12,727	11,452
	129,315	127,483	114,933
Amortization, impairment and change in estimated fair value of mortgage servicing rights and excess servicing spread	(55,152)	(31,955)	(97,414)
Net mortgage loan servicing fees	74,163	95,528	17,519
Management fees:
From Penny Mac Mortgage Investment Trust	5,008	5,081	5,352
From Investment Funds	366	502	560
	5,374	5,583	5,912
Carried Interest from Investment Funds	(128)	36	593
Net interest expense:
Interest income	23,859	24,335	13,529
Interest expense	29,474	32,237	20,987
	(5,615)	(7,902)	(7,458)
Change in fair value of investment in and dividends received from Penny Mac Mortgage Investment Trust	139	94	(86)
Results of real estate acquired in settlement of loans	(25)	(82)	(435)
Other	1,465	1,360	463
Total net revenue	204,473	289,285	143,401
Expenses
Compensation	85,240	94,576	68,298
Servicing	26,843	29,363	20,887
Technology	11,356	11,009	6,847
Loan origination	4,133	6,961	4,186
Professional services	3,818	5,155	3,733
Other	11,051	12,813	9,311
Total expenses	142,441	159,877	113,262
Income before provision for income taxes	62,032	129,408	30,139
Provision for income taxes	7,646	15,568	3,596
Net income	54,386	113,840	26,543
Less: Net income attributable to noncontrolling interest	43,507	91,096	21,368
Net income attributable to Penny Mac Financial Services, Inc. common stockholders	$10,879	$22,744	$5,175

Earnings per share
Basic	$0.48	$1.02	$0.24
Diluted	$0.47	$1.00	$0.23
Weighted-average common shares outstanding
Basic	22,619	22,339	22,006
Diluted	77,143	76,970	76,194

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